Exhibit (a)(1)(I)

CHECK POINT SOFTWARE TECHNOLOGIES LTD.

2005 ISRAEL EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

    1.        Grant. The Company hereby grants to the Employee an Award of Restricted Stock Units (“RSUs”), as set forth in the Letter/Notice of Grant of Restricted Stock Units and subject to the terms and conditions in this Restricted Stock Unit Agreement (the “Award Agreement”) and the Company’s 2005 Israel Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

    2.        Company’s Obligation. Each RSU represents the right to receive a Share on the vesting date. Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

    3.        Vesting Schedule. Subject to paragraph 4, the RSUs awarded by this Award Agreement will vest in the Employee according to the vesting schedule specified in the Notice of Grant.

    4.        Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Award Agreement or the Notice of Grant, if the Employee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Award Agreement will thereupon be forfeited at no cost to the Company.

    5.        Payment after Vesting. Any RSUs that vest in accordance with paragraph 3 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in Ordinary Shares,

    6.        Tax Obligations.

    a)        Any and all tax consequences arising from the grant, exercise transfer, or sale of an Award or from the payment for Ordinary Shares covered thereby or from any other event or act hereunder (whether of an Employee and/or of the Company and/or an Affiliate and/or the Trustee) shall be borne solely by the Employee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Employee shall agree to indemnify the Company and the Trustee, if applicable, and hold them harmless against and from any and all liability for any tax or interest or penalty thereon, including (without limitation) liabilities relating to the necessity to withhold, or to have withheld, any tax from any payment made to the Employee. The Employee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining the Employee) for the satisfaction of all income, employment tax, national insurance and other withholding requirements applicable to the grant of the RSUs and the payment of Ordinary Shares pursuant thereto. The Employee acknowledges and agrees that the Company may refuse to pay Ordinary Shares if such withholding amounts have not been delivered at or prior to the time of payment.

    b)        The Employee will not be entitled to receive from the Company or the Trustee any Ordinary Shares allocated or issued upon the vesting of RSUs prior to the full payments of the Employee’s tax liabilities arising from RSUs which were granted to him or Ordinary Shares issued upon the vesting of RSUs. For the avoidance of doubt, neither the Company nor the Trustee shall be required to release any share certificate to the Employee until all payments required to be made by the Employee have been fully satisfied.

    c)        With respect to Approved 102 Awards, the Employee hereby acknowledges that he is familiar with Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Award granted hereunder and the tax implications applicable to such grant. The Employee accepts the provisions of the trust agreement signed between the Company and the Trustee, attached as Exhibit C hereto, and agrees to be bound by its terms

    d)        The income that may be earned in connection with the grant of the RSUs, the payment of Ordinary Shares pursuant thereto or the sale thereof shall not be taken into account in calculation of the entitlement of the Employee to any social benefits. Such social benefits shall include, without limitation, national insurance, managers’ insurance, study funds, pension funds, severance pay and vacation payments. In the event that the Company or any Affiliate shall be obligated by applicable law to include social benefits as income or profits of the Employee then the Employee shall indemnify and hold harmless the Company and the Trustee for any cost that they may incur in this regard.

    7.        Payments after Death. Any distribution or delivery to be made to the Employee under this Award Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

    8.        Rights as Shareholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or Employee’s broker.

    9.        No Effect on Employment. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYEE’S EMPLOYER (AND NOT THROUGH THE ACT OF BEING HIRED, BEING AWARDED AN RSU OR RECEIVING SHARES HEREUNDER). THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE EMPLOYEE’S RIGHT OR THE COMPANY’S (OR THE EMPLOYEE’S EMPLOYER’S) RIGHT TO TERMINATE THE EMPLOYEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

    10.        Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Diamond Tower, 3A Jabotinsky Street, Ramat-Gan 52520, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

    11.        Grant is Not Transferable.

    a)        Except to the limited extent provided in paragraph 7 and under the Plan, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

    b)        With respect to any Approved 102 Award, subject to Section 102 and any rules or regulations or orders or procedures promulgated thereunder, the Employee shall not sell or release from trust any Ordinary Shares issued in payment for RSUs and/or any Share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Section 102 Period. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Employee.

    c)        With respect to Non-approved 102 Award, if the Employee ceases to be employed by the Company or any Affiliate, the Employee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of the Ordinary Shares issued in payment for RSUs, all in accordance with the provisions of Section 102 and the rules, regulations and orders promulgated thereunder.

d) The Employee shall not dispose of any Ordinary Shares issued in payment for RSUs in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations.

    e)        The Employee agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the any Ordinary Shares issued in payment for RSUs such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Employee’s rights according to this Award Agreement).

    12.        Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.

    13.        Additional Conditions to Issuance of Ordinary Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Ordinary Shares upon any securities exchange or under any Israeli or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Ordinary Shares to the Employee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such Israeli or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority.

    14.        Plan Governs. This Award Agreement and the Notice of Grant are subject to all terms and provisions of the Plan and the trust agreement with the Trustee, which are incorporated herein by reference. In the event of a conflict between one or more provisions of this Award Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

    15.        Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Employee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

    16.        Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

    17.        Severability. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

    18.        Language. If Employee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

    19.        Governing Law. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Israel.

Check Point 2006 Equity Compensation

Background

In 2006 the accounting rules that govern stock options changed. In the past, stock options with an exercise price equal to the market price at the time of grant were not accounted for as a direct expense – allowing companies to allocate stock options with a relatively low impact on their financial results. However, as a result of recent changes, companies now need to account for the cost of allocating stock options as an expense in their financial results. This presents a challenge to companies that want their employees to participate in owning the companies’ equity.

We decided to look at the new rules as an opportunity to create a positive change in our employee compensation, as explained below.

Like any compensation data, you are required to keep information about the new program confidential within the Company and outside the Company.

Check Point Restricted Stock Units (RSUs)

An RSU is a commitment by the Company to issue an ordinary share in the future, subject to vesting. There is no exercise price. Upon vesting, the Company issues a share that is worth the market value on that date. For example, if you receive 10 RSUs, upon vesting you will receive 10 Check Point ordinary shares which are worth the market value at that time. Because an RSU represents a share, and the market price of our shares is constantly changing, the value of the RSU can be higher or lower than the initial value allocated. (e.g., 10 vested RSUs at a share price of $17 equals $170, at share price of $20 will equal $200 and at a share price of $14 will equal $140). By way of contrast, stock options have an exercise price. This means that there is a profit only if the share price goes higher than the exercise price (e.g., assume 10 stock options issued with an exercise price of $17 and upon vesting a share price of $20, then the net gain is $30).

Like options, RSUs have a vesting schedule and are tied to your employment with the Company. The vesting terms are slightly different from our current stock option merit program. The vesting of the RSUs is annual and more front-end loaded than our option plan. The RSU vesting schedule is as follows: 20% a year after years one and two, and 30% a year after years three and four.

Tax considerations

In Israel, the Company will apply to the Israeli Tax Authorities for a ruling relating to the RSUs. Assumed the ruling will be obtained the following shall apply: The RSUs will be taxable only when sold by you. The Company and/or the Trustee will be obligated to withhold the required taxes under the Israeli tax ordinance. Should you hold the shares for at least 2 years from grant, XXX will be taxed at the tax rate similar to your salary tax (According to the Israeli tax regulation, the average value of the company’s shares on the thirty trading days preceding the grant, will be taxed at the tax rate similar to your salary tax i.e. as ordinary income, and the tax on any profit thereafter will be taxed at a capital gain tax of 25%). If you sell your shares before the end of the two years holding period, then you cannot benefit from the capital gain tax rate of 25% and your regular tax rate (i.e. tax rate as ordinary income) will apply.

The recipient of the restricted stock units shall bear and be fully responsible for all taxes, mandatory payments and other payments based upon or arising from the RSU grant or from the sale of any shares. The Company may take whatever action it deems appropriate to secure payment of tax and other withholding obligations. Additional provisions regarding the taxation of the RSUs and the treatment of RSUs for purposes of fringe benefits are contained in the form of Restricted Stock Unit Agreement.

For more information please contact:
In Israel – rsu_il@checkpoint.com

**We recommend that recipients consult their own tax advisors with respect to the tax consequences of RSUs, as the tax consequences to you are dependent on your individual tax situation.

Restricted Stock Unit Merit Grant
Notice of Grant

Employee Name

You have been granted a sum of $xxx in the form of xxx Restricted Stock Units (based on the stock price at the date of grant). Each such Unit is equivalent to one Ordinary Share of the Company for purposes of determining the number of Shares subject to this award. None of the Restricted Stock Units will be issued (nor will you have the rights of a shareholder with respect to the underlying shares) until the vesting conditions described below are satisfied.

Approved Grant Amount: US xxx

Actual RSUs: xx

Grant Date:

Vesting Schedule:

Date1	xx (20% of RSUs)

Date2	xx (20% of RSUs)

Date3	xx (30% of RSUs)

Date4	xx (30% of RSUs)

The grant is subject to the Company’s 2005 Israel Equity Incentive Plan and the form of Restricted Stock Unit Agreement.

Employee Acknowledgement
This grant is governed by the Company’s 2005 Israel Equity Incentive Plan, the related procedures and any relevant provisions of the form of Restricted Stock Unit Agreement.  This letter contains a brief summary of the principal terms.  In any case, the documents referred to above govern the actual terms and conditions. By signing below you agree that the 2005 Israel Equity Incentive Plan, the related procedures, the form of Restricted Stock Unit Agreement that is available for inspection in the Company’s offices and this Notice of Grant constitute your entire agreement with respect to this Award.

__________________________	_______________________
Employee Signature	Check Point Signature

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Date	Date